EXHIBIT e(1)(b)

                       AMENDMENT TO DISTRIBUTION AGREEMENT


      Agreement made by and between INVESCO Equity Funds, Inc. (the "Fund") and INVESCO Distributors, Inc. (the "Underwriter").

      WHEREAS, the Fund and Underwriter are parties to a Distribution Agreement dated September 30, 1997, (the "Distribution Agreement") governing the terms and conditions under which the Underwriter engages in the business of selling the shares of the Fund; and

      WHEREAS, the Fund and Underwriter desire to amend the Distribution Agreement;

      NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Fund and Underwriter hereby amend the Distribution Agreement by the addition of the following terms and provisions:

      1. The name of the Fund is changed to INVESCO Stock Funds, Inc. effective October 29, 1998.

      2. The Distribution Agreement shall be amended to reflect that effective July 15, 1999, the INVESCO Blue Chip Growth Fund, INVESCO Small Company Growth Fund, INVESCO S&P 500 Index Fund and INVESCO Value
            Equity Fund are series of the Fund.

      IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed as a sealed instrument in its name and behalf by its duly authorized representative this 15th day of July, 1999.


                                    INVESCO  EQUITY FUNDS, INC.


                                    By:   /s/ Glen A. Payne
                                          ------------------------
                                          Glen A. Payne, Secretary



                                    INVESCO DISTRIBUTORS, INC.


                                    By:   /s/ MarkH. Williamson
                                          -----------------------------
                                          Mark H. Williamson, President